                                                                    Exhibit 99.1

APPROVED BY:
Steve Neil
Chief Financial Officer
(925) 969-7000

Contacts:
Investors                                            Media
EVC Group                                            EVC Group
Douglas Sherk, 415-659-2285                          Sheryl Seapy
Jennifer Cohn, 415-659-2289                          (949) 640-4515


FOR IMMEDIATE RELEASE

          OCULAR SCIENCES REPORTS CONTINUED PROGRESS IN SECOND QUARTER
                - REVENUE UP 16%; INTERNATIONAL REVENUE GREW 27%
     - E.P.S. OF $0.17; $0.34 PRIOR TO MANUFACTURING CONSOLIDATION EXPENSES
                    - REVENUE & EARNINGS ARE ABOVE ESTIMATES

CONCORD, CA, July 30, 2003---Ocular Sciences, Inc. (NASDAQ: OCLR) today announced second quarter net revenue of $76.1 million, up 16% (9% in constant currency) over the same period one year ago. Net income for the quarter was $4.2 million, or $0.17 per diluted share, and included $3.8 million, or $0.17 per share, of expenses associated with the manufacturing consolidation program announced in the fourth quarter of 2002. The second quarter performance compares with net revenue of $65.7 million and net income of $9.1 million, or $0.37 per diluted share for the second quarter of 2002.

         "Our continued growth in the international markets was the primary driver of our second quarter results," said Stephen J. Fanning, President and CEO of Ocular Sciences. "In the Japanese market we grew 29%, while in Europe, we generated growth of nearly 30% and achieved our product mix plan. Our Japanese results for the second quarter are now comparable between years as our SEIKO Contact Lens acquisition achieved its one-year anniversary at the beginning of the quarter. Total U.S. sales were up four percent from the second quarter of 2002 as we generated a good performance in spheres and an excellent performance in Torics."

         Independent market share data indicates that the U.S. disposable sphere market increased slightly during the second quarter while Ocular's share growth increased half a share point. Total disposable Toric sales for Ocular Sciences in the second quarter continued to grow and were approximately $6.1 million, more than twice the sales recorded in the second quarter a year ago. Independent market share data indicates that Ocular's share in the U.S. is now more than 13 percent. "We've doubled the number of trial sets from what we planned at the beginning of the year and believe that our momentum in this rapidly growing market is strong," added Mr. Fanning.

         Gross margin was 52.3% and for the full year is still expected to be within a 53% to 55% range. "Our second quarter gross margin reflects the strength of our international sales, which typically generate lower gross margins than domestic sales, and the adverse effect of charges associated with excess inventories that impacted gross margin by 170 basis points or $1.3 million. At the same time, our operating expenses before restructuring and other charges declined modestly as a percentage of sales through our cost control initiatives and the leveraging impact from our international sales growth. As a result, net income before restructuring charges was $8.3 million, slightly ahead of plan. Additionally, we generated $9 million in free cash flow and reduced debt by approximately $5.6 million to $21.5 million at quarter's end," commented Mr. Fanning.

         As a part of the plan to accelerate implementation of its manufacturing consolidation and Gen II manufacturing technology, Ocular recorded expenses of $3.8 million pre-tax in the second quarter. To date, the Company has recorded restructuring and related charges associated with the program of $39.5 million pre-tax. The Company continues to expect to record approximately $50 million in restructuring and related charges associated with the program and generate $40 million in cost savings in 2005.

         "Inventories for the second quarter increased by less than one million to $79.3 million and are expected to remain around this level through the third quarter, and then begin to decline. In planning the manufacturing consolidation program, we built some inventory ahead of demand in order to meet service level requirements during the period when certain manufacturing operations in Europe are phased out. The consolidation program is meeting all of its engineering and financial milestones and as we approach year-end, we continue to believe that our inventory turns will begin to accelerate," said Mr. Fanning.

         John Fruth, Chairman of the Board, commented, "We are in a good position to achieve our goals for the year. International sales remain strong and we made further progress towards achieving our desired sales mix of lower margin and higher margin products during the second quarter. In the U.S., many of our customers continue to experience lower than expected patient visits. We've been implementing some new sales and marketing initiatives which drove the four percent growth in the U.S. versus a three percent decline in the first quarter. The sphere market continues to be a relatively flat category, but Torics are growing rapidly. Thus, we've expanded distribution of our disposable Toric since we believe it is the best performing product in a category that is growing at more than a 30% CAGR over the past year and generating good margins. Our manufacturing consolidation program is having a positive impact on lowering our
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manufacturing costs for our disposable daily product. This quarter, we realized a cost reduction of about 25% and we should start seeing this lower cost product moving through inventory and to the customer later this year. We are focusing on how well we execute. Some progress was made in this area, especially in terms of international sales and operating efficiencies. We are executing better, but still have lots of opportunity ahead of us. Two major milestones ahead of us are completing the implementation of the manufacturing consolidation and the launch of our new disposable spheres."

GUIDANCE

         The Company is updating its previously provided forecasts for the full year 2003. Total net sales for the year are expected to grow seven to nine percent over 2002 on a comparable basis.. Gross margin is expected to average between 53% and 55% for the full year. Operating expenses, excluding restructuring and related expenses are expected to be between 37% and 39% of revenue. The Company expects to record approximately $14 million in pre-tax charges in 2003 related to the manufacturing consolidation program. Prior to these restructuring and related charges, the Company expects to generate diluted earnings per diluted share of $1.45 to $1.52 per share. Restructuring and related charges are expected to be approximately $0.57 per diluted share during 2003, and thus the Company expects reported earnings per diluted share for 2003 to be approximately $0.88 to $0.95 . The Company expects positive free cash flow approaching $20 million for the full year.

USE OF NON-GAAP MEASURES
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         The Company believes that non-GAAP measures of diluted earnings per share before restructuring charges and other charges is an appropriate measure for evaluating the operating performance of the Company because this information provides investors and others with a measure of operating results without regard to the restructuring costs associated with the manufacturing consolidation program announced in December 2002, and, in turn, allows them to compare the Company's results of operations with those of other companies on a more comparable basis.

         Ocular will host a conference call and webcast today, Wednesday, July 30, 2003 at 4:30 p.m. ET to discuss the Company's first quarter results, outlook for the remainder of the year and current corporate developments. The dial in number for the conference call is 800-218-0713 for domestic participants and 303-262-2075 for international participants.

         A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will remain available through 9:00 p.m. ET on Friday, August 1, 2003 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers. To access the domestic or international replay callers should use passcode 544357#. To access the live webcast of the call, go to Ocular's website at www.ocularsciences.com and click on the Investors icon. An archived webcast will also be available at www.ocularsciences.com.

         This release contains forward-looking statements including the Company's beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the impact of competitive products and pricing, product demand both domestically and overseas, market receptiveness to new product launches, extended manufacturing difficulties, customer bad debts, currency fluctuations, changes in the anticipated earnings of the Company and other factors detailed in the Company's filings with the Securities and Exchange Commission including recent filings of Forms 10-K and 10-Q. In addition, the factors underlying company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update them, however, it may choose from time to time to update them, and if it should do so, it will disseminate the update to the investing public.

ABOUT OCULAR SCIENCES, INC.

Ocular Sciences, Inc. manufactures a broad line of high quality, competitively priced soft contact lenses marketed directly to eye-care practitioners. The Company's lenses are brand and product differentiated by distribution channel, and Ocular's unique lens technology makes thinner lenses that are easier to handle and more comfortable to wear than those of leading competitors.

                               (tables to follow)
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OCULAR SCIENCES, INC.
(IN THOUSANDS, EXCEPT PER SHARE DATA)

CONSOLIDATED STATEMENTS OF INCOME

                                                         Three Months Ended             Six Months Ended
                                                              June 30,                      June 30,
                                                      -----------------------       -------------------------
                                                        2003            2002*          2003           2002*
                                                      --------       --------       ---------       ---------
                                                            (unaudited)                   (unaudited)
  Net sales                                           $ 76,117       $ 65,677       $ 146,808       $ 126,488
  Cost of sales                                         36,278         29,137          69,492          56,467
                                                      --------       --------       ---------       ---------
    Gross profit                                        39,839         36,540          77,316          70,021

  Selling and marketing expenses                        21,108         18,545          41,481          32,098
  General and administrative expenses                    7,494          6,330          14,370          12,946
  Research and development expenses                      1,432          1,346           3,148           2,364
  Restructuring and related expenses                     3,807             --           4,993              --
                                                      --------       --------       ---------       ---------
    Income from operations                               5,998         10,319          13,324          22,613

  Interest expense                                        (126)          (272)           (318)           (613)
  Interest income                                           83            258             154             284
  Other income, net                                        561            763             707           1,093
                                                      --------       --------       ---------       ---------
    Income before taxes                                  6,516         11,068          13,867          23,377

 Provision for income taxes                             (2,311)        (1,992)         (3,744)         (4,208)
                                                      --------       --------       ---------       ---------
  Net income                                          $  4,205       $  9,076       $  10,123       $  19,169
                                                      ========       ========       =========       =========
Net income per share data:
  Diluted net income per share                        $   0.17       $   0.37       $    0.42       $    0.78
                                                      ========       ========       =========       =========
  Weighted average common and dilutive potential
    common shares outstanding                           24,134         24,620          24,014          24,535
                                                      ========       ========       =========       =========

* Certain prior year amounts have been changed to conform with current year presentation.

                                                                                             As of
                                                                                    -------------------------
                                                                                      June 30,    December 31,
                                                                                       2003          2002
                                                                                    -----------    ---------
                                                                                    (unaudited)
CONSOLIDATED BALANCE SHEET DATA:
  Cash, cash equivalents, restricted cash, short-term and long-term investments      $ 18,123      $ 11,667
  Working capital                                                                     106,376       104,650
  Total assets                                                                        365,074       352,089
  Total debt                                                                           21,468        31,150
  Total stockholders' equity                                                          265,429       249,950